EX-99.(a)(1)

CERTIFICATE OF TRUST

OF

G-X PRIVATE EQUITY

(a Delaware Statutory Trust)

This Certificate of Trust of G-X Private Equity (the “Trust”), dated as of February 17, 2026, is being duly executed and filed on behalf of the Trust by the undersigned, as the sole Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed hereby is G-X Private Equity.

2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the county of New Castle. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

4. REGISTERED INVESTMENT COMPANY. The Trust will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Katherine Uniacke, not in her individual capacity but as Trustee

By:	/s/ Katherine Uniacke
Katherine Uniacke, Sole Initial Trustee